Auditors’ Report to the Shareholders

We have audited the consolidated balance sheets of Goldcorp Inc. as at December 31, 2002 and 2001 and the consolidated statements of operations, retained earnings (deficit) and cash flows for each of the years in the three year period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2002 and 2001 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2002 in accordance with Canadian generally accepted accounting principles.

/s/ KPMG LLP

Chartered Accountants
Toronto, Canada
February 7, 2003

GOLDCORP INC. CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets
(in thousands of United States dollars)

As at December 31,	2002	2001

ASSETS
Current assets
Cash and short-term investments	$260,833	$78,104
Gold bullion (note 4)
Purchased (market value: $34,330)	31,337	—
Produced (market value: $32,864; 2001:$9,694)	10,779	3,846
Accounts receivable	3,103	2,963
Marketable securities (note 5)
(market value: $9,774; 2001: $5,942)	5,923	5,942
Inventories (note 6)	14,104	11,588
Future income and mining taxes (note 12 (c))	—	898
Prepaid expenses	1,298	1,071

	327,377	104,412
Mining interests, net (note 7)	124,444	117,971
Deposits for reclamation costs (note 8)	4,489	2,764
Other assets	1,208	1,258

	$457,518	$226,405

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$5,348	$2,645
Accrued liabilities	11,080	10,102
Income and mining taxes payable	36,897	3,078
Future income and mining taxes (note 12 (c))	405	—

	53,730	15,825

Provision for reclamation and closure costs (note 8)	17,712	18,270

Future income and mining taxes (note 12 (c))	36,134	34,758

Shareholders’ equity
Capital stock (note 11)	348,848	205,298
Note receivable from officer (note 11 (d))	—	(2,413)
Cumulative translation adjustment (note 11 (h))	(14,627)	(15,010)
Retained earnings (deficit)	15,721	(30,323)

	349,942	157,552

	$457,518	$226,405

Commitments and contingencies (notes 8 and 9)

The accompanying notes are an integral part of these consolidated financial statements.

Approved by the Board,

/s/ Robert R. McEwen	/s/ Brian W. Jones
Director	Director

GOLDCORP INC. CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Operations
(in thousands of United States dollars, except per share amounts)

Years ended December 31,	2002	2001	2000

Revenues
Gold	$171,208	$157,310	$49,198
Industrial minerals	13,986	13,035	20,524

	185,194	170,345	69,722

Expenses
Operating	63,758	61,277	55,691
Corporate administration	9,290	5,149	5,221
Depreciation, depletion and reclamation	21,563	20,552	7,635
Exploration	3,696	4,576	1,424
Write-down of mining interests	—	—	20,711
Red Lake strike settlement	—	—	5,994

	98,307	91,554	96,676

Earnings (loss) from operations	86,887	78,791	(26,954)

Other income (expense)
Interest and other income	4,021	1,824	2,273
Gain (loss) on foreign currency	(933)	1,007	—
Gain (loss) on marketable securities	14,792	(645)	(649)

	17,880	2,186	1,624

Earnings (loss) before taxes	104,767	80,977	(25,330)
Income and mining taxes (recovery) (note 12 (b))	39,124	28,157	(6,004)

Earnings (loss) for the year	$65,643	$52,820	$(19,326)

Earnings (loss) per share (note 13)
Basic	$0.37	$0.32	$(0.12)

Diluted	$0.36	$0.31	$(0.12)

Weighted average number of shares outstanding (000’s) (note 13)	176,654	164,296	158,158

The accompanying notes are an integral part of these consolidated financial statements.

GOLDCORP INC. CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Retained Earnings (Deficit)
(in thousands of United States dollars)

Years ended December 31,	2002	2001	2000

Retained earnings (deficit) at beginning of year	$(30,323)	$(66,859)	$8,593
Adjustment on amalgamation (note 10)	—	—	(56,276)
Dividends paid to common shareholders	(19,626)	(16,444)	—
Interest on note receivable from officer (note 11 (d))	27	160	150
Earnings (loss) for the year	65,643	52,820	(19,326)

Retained earnings (deficit) at end of year	$15,721	$(30,323)	$(66,859)

The accompanying notes are an integral part of these consolidated financial statements.

GOLDCORP INC. CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Cash Flows
(in thousands of United States dollars)

Years ended December 31,	2002	2001	2000

Cash provided by (used in)
Operating activities
Earnings (loss) for the year	$65,643	$52,820	$(19,326)
Items not affecting cash
Depreciation, depletion and reclamation	21,563	20,552	7,635
Loss (gain) on marketable securities	(14,792)	645	649
Future income taxes	4,698	27,558	(6,435)
Reclamation expenditures	(4,454)	(374)	(359)
Write-down of mining interests	—	—	20,711
Other	(122)	(540)	(73)
Change in non-cash operating working capital (note 15)	31,604	(5,018)	4,663

Net cash provided by operating activities	104,140	95,643	7,465

Investing activities
Mining interests	(26,835)	(19,059)	(39,489)
Purchase of gold bullion	(32,024)	—	—
Purchase of marketable securities	(201,035)	(2,382)	(2,715)
Proceeds from sale of marketable securities	216,353	690	2,478
Decrease (increase) in reclamation deposits	(1,733)	(8)	1,018
Amalgamation (note 10)	—	—	(1,271)

Net cash used in investing activities	(45,274)	(20,759)	(39,979)

Financing activities
Issue of capital stock (note 11)	140,963	4,745	3,922
Dividends paid to common shareholders	(19,626)	(16,444)	—
Repayment of note receivable from officer	2,413	—	—

Net cash provided by (used in) financing activities	123,750	(11,699)	3,922
Effect of exchange rate changes on cash	113	(2,256)	(1,080)

Increase (decrease) in cash and short-term investments	182,729	60,929	(29,672)
Cash and short-term investments at beginning of year	78,104	17,175	46,847

Cash and short-term investments at end of year	$260,833	$78,104	$17,175

The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial Statements
(in United States dollars, tabular amounts in thousands)

1. Nature of the Operation

Goldcorp Inc. is engaged in gold mining and related activities, including exploration, extraction, processing, and reclamation. Gold is produced from mines in both Canada and the United States (“US”). In addition, the Company owns an industrial minerals operation in Western Canada, which produces sodium sulphate used primarily in the detergent industry.

2. Significant Accounting Policies

(a)  Basis of Presentation

The consolidated financial statements of Goldcorp Inc. and its subsidiaries (the “Company” or “Goldcorp”) have been prepared by management in accordance with accounting principles generally accepted in Canada. These policies are consistent with accounting principles generally accepted in the United States in all material respects except as outlined in note 17.

(b)  Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. The most significant of these relate to the estimation of mineral reserves and the cost of satisfying reclamation obligations. Actual results could differ from those estimates.

(c)  Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated on consolidation. The consolidated financial statements are reported in US dollars.

(d)  Revenue Recognition

Revenues from the sale of bullion, concentrate and industrial minerals are recognized when title passes to the purchaser.

(e)  Mining Interests

Mining interests represent the capitalized expenditures related to the exploration, development and processing of mineral deposits. Capitalized costs are depleted using either a unit-of-production method over the estimated economic life of the mine to which they relate or using the straight-line method over their estimated useful lives, which generally range from five to fifteen years.

The recoverability of the cost of each property is assessed annually and a write-down is recorded when the expected future cash flow is less than the net book value of the property.

Expenditures capitalized to mining properties and their treatment are summarized as follows:

•	Costs related to property acquisitions are capitalized until the viability of the mineral property is determined. When it is determined that a property is not economically viable the capitalized costs are written-off.

•	Exploration costs incurred to the date of establishing that a property has reserves which are economically recoverable are charged to earnings. Further exploration expenditures are capitalized to the property.

•	Mining expenditures incurred either to develop new ore bodies or to develop mine areas substantially in advance of current production are capitalized. Mine development costs incurred to maintain current production are included in operating expenses.

•	Upon sale or abandonment, the cost of the property and equipment, and related accumulated depreciation or depletion are removed from the accounts and any gains or losses thereon are included in operations.

(f)  Provision for Reclamation and Closure Costs

The Company’s mining and exploration activities are subject to various governmental laws and regulations relating to the protection of the environment. These environmental regulations are continually changing and generally becoming more restrictive. The Company has made, and intends to make in the future, expenditures to comply with such laws and regulations. Estimated reclamation and closure costs, including site rehabilitation and long-term treatment and monitoring costs, are accrued on a unit-of-production basis using estimates of total costs, net of expected recoveries. Such estimates are, however, subject to change based on negotiations with regulatory authorities, changes in laws and regulations and as new information becomes available.

(g)  Inventories

Work-in-process inventories, including ore stockpiles, are valued at the lower of average production cost or net realizable value. Production costs include the cost of raw materials, direct labour, mine-site overhead expenses and depreciation and depletion of mining interests.

Industrial minerals inventories are finished goods valued at the lower of average production cost or net realizable value.

Supplies are valued at the lower of average cost or replacement cost.

(h)  Cash and Short-Term Investments

Cash and short-term investments consist of investment grade government and corporate money market securities and bank term deposits.

(i)  Gold Bullion

Gold bullion is carried at the lower of average cost or market value.

(j)  Marketable Securities

Marketable securities are accounted for at the lower of their cost or quoted market value. A write-down of an investment in marketable securities to reflect a decline in value is not reversed if there is a subsequent increase in value.

(k)  Foreign Currency Translation

The United States dollar is the functional currency of the Company’s operations in the US. The Canadian dollar is the functional currency of the Company’s Canadian operations.

Each operation translates foreign currency denominated transactions into its functional currency using the rate of exchange in effect at the date of the transaction.

Monetary assets and liabilities denominated in a foreign currency are translated into the functional currency of the operation using the year-end rate of exchange giving rise to a gain or loss which is recognized in income during the current period.

For reporting purposes, the Canadian operations are translated into United States dollars using the current rate method. Under this method, all assets and liabilities are translated at the year-end rate of exchange and all revenue and expense items are translated at the average rate of exchange for the year. The resulting translation adjustment is recorded as a separate component of shareholders’ equity.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (in United States dollars, tabular amounts in thousands)

(l) Income and Mining Taxes

The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply when the asset is realized or the liability settled. A reduction in respect of the benefit of a future tax asset (a valuation allowance) is recorded against any future tax asset if it is more likely than not that the asset will not be realized. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that substantive enactment or enactment occurs.

(m)  Earnings (loss) per share

Basic earnings (loss) per share is calculated by dividing net earnings (loss) by the weighted average number of shares outstanding during the year. The calculation of diluted earnings (loss) per share uses the treasury stock method which adjusts the weighted average number of shares for the dilutive effect of options and warrants.

(n)  Comparative Figures

Certain comparative amounts for 2001 and 2000 have been reclassified to conform with the presentation adopted for 2002.

3. Change in Accounting Policy

Effective January 1, 2002, the Company adopted the new recommendations of the Canadian Institute of Chartered Accountants in Handbook Section 3870, “Stock-based compensation and other stock-based payments”. Section 3870 is applied prospectively to all stock-based compensation to non-employees granted on or after January 1, 2002.

Stock options granted to employees are accounted for as a capital transaction. The Company is also required to disclose the pro forma effect of accounting for stock option awards granted to employees subsequent to January 1, 2002, under the fair value based method. Accordingly, the fair value of the 3,687,000 options granted subsequent to January 1, 2002 has been estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 4%; dividend yield of 1%; volatility factor of the expected market price of the Company’s common stock of 40%; and a weighted average expected life of the options of 5 years. For purposes of pro forma disclosure, the estimated fair value of the options is expensed over the options’ vesting period, which is 3 years.

The following is the Company’s pro forma earnings with the fair value method applied to all options issued during the year:

2002

Earnings for the year	$65,643
Pro forma compensation expense related to fair value of stock options issued	(4,953)

Pro forma earnings for the year	$60,690

	EPS

	Basic	Diluted

Earnings for the year	$0.37	$0.36
Pro forma compensation expense related to fair value of stock options issued	(0.03)	(0.03)

Pro forma earnings for the year	$0.34	$0.33

4. Gold Bullion

The Company’s produced gold bullion is carried on the balance sheet at cost (being the lower of cost or market) with gold bullion revenue and the associated cost only recognized on sale of the ounces. During 2002, the Company also purchased 100,160 ounces of gold bullion at an average cost of $319.73 per ounce. The purchased gold bullion is carried at the lower of average purchase cost or market value. At December 31, 2002, the purchased gold was carried at cost, with the gain recognized in other income on sale of the ounces. The market price of gold at December 31, 2002 was $342.75 per ounce (December 31, 2001: $276.50 per ounce).

		Total	Market	Unrealized
	Ounces	Cost	Value	Gain

2002
Purchased	100,160	$31,337	$34,330	$2,993
Produced	95,882	10,779	32,864	22,085

	196,042	$42,116	$67,194	$25,078

2001
Purchased	—	$—	$—	$—
Produced	35,061	3,846	9,694	5,848

	35,061	$3,846	$9,694	$5,848

5. Marketable Securities

The Company’s marketable securities, carried on the balance sheet at the lower of cost or market amount of $5,923,000, had a total market value at December 31, 2002 of $9,774,000 (2001 - market value of $5,942,000). The market value, determined on the basis of closing market quotations, does not necessarily represent the realizable value of the total holding of any security, which may be more or less than that indicated by market quotations.

6. Inventories

	2002	2001

Work-in-process	$11,430	$9,011
Industrial minerals	244	296
Supplies	2,430	2,281

	$14,104	$11,588

7. Mining Interests

		Accumulated
		Depreciation
	Cost	and Depletion	Net

2002
Mine properties	$176,642	$86,070	$90,572
Plant and equipment	131,654	97,782	33,872

	$308,296	$183,852	$124,444

2001
Mine properties	$155,459	$68,477	$86,982
Plant and equipment	124,190	93,201	30,989

	$279,649	$161,678	$117,971

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (in United States dollars, tabular amounts in thousands)

A summary by property of the net book value of plant and equipment and mine properties is as follows:

	Mine	Plant and
	Properties	Equipment	Total 2002	Total 2001

Canada:
Red Lake Mine	$79,313	$29,730	$109,043	$104,555
Saskatchewan Minerals	623	1,912	2,535	2,298
Other	6,560	1,020	7,580	7,630

	86,496	32,662	119,158	114,483

United States:
Wharf Mine	3,118	1,210	4,328	2,530
Other	958	—	958	958

	4,076	1,210	5,286	3,488

	$90,572	$33,872	$124,444	$117,971

Prior to commencement of production on August 1, 2000, the Red Lake Mine was considered to be under development and not subject to amortization.

8. Reclamation and Closure Costs

As at December 31, 2002, $17,712,000 was accrued for reclamation and closure costs, net of recoveries. Reclamation and closure costs, totaling $16,775,000, have been accrued for the Company’s Wharf Mine and Golden Reward Mine, representing the current estimate of the reclamation and closure costs, net of recoveries.

In relation to these obligations, the Company, at year-end, had a deposit of $1,666,000 with the Province of Ontario and $2,823,000 with the State of South Dakota, and provided a $12,000,000 letter of credit to the State of South Dakota for reclamation costs in lieu of cash deposits.

9. Commitments

Goldcorp does not have any unfunded pension liabilities or any guarantees outstanding. In addition, Goldcorp does not have any off-balance sheet arrangements such as unconsolidated entities.

The Company is party to certain operating leases and contracts. Future minimum payments under these agreements at December 31, 2002 are as follows:

2003	$5,232
2004	4,871
2005	4,786

$14,889

10. Amalgamation with CSA Management Inc.

On October 30, 2000, the shareholders of CSA Management Inc. (“CSA”) and the Company approved the statutory plan of arrangement for the amalgamation of CSA and Goldcorp (the “Reorganization”). CSA was a major shareholder of Goldcorp, with a 17% equity interest and a 44% voting interest. The amalgamated entity was continued under the name “Goldcorp Inc.” and is referred to as “New Goldcorp” for purposes of describing the Reorganization. Effective November 1, 2000, after receiving court approval, shareholders of both CSA and Goldcorp received common shares of New Goldcorp. Goldcorp and CSA were amalgamated and all Goldcorp shares held by CSA were cancelled without any repayment of capital. Upon completion of the Reorganization, there were 162,256,000 New Goldcorp common shares outstanding.

The Reorganization was accounted for using the purchase method of accounting. The New Goldcorp common shares issued to acquire the common shares of CSA were valued at $99,306,000, including transaction costs of $1,741,000. The assets and liabilities of CSA acquired at their fair value on November 1, 2000 are as follows:

Cash	$470
Non-cash working capital	44
Investment in and advances to Lexam Explorations Inc.	394
Investment in New Goldcorp	98,398

Fair value of New Goldcorp common shares issued	$99,306

The New Goldcorp common shares held by CSA were cancelled on the amalgamation. For accounting purposes, the cancellation was treated as New Goldcorp redeeming its common shares with common share capital, contributed surplus and retained earnings reduced as follows:

Share capital	$36,553
Contributed surplus	5,569
Retained earnings	56,276

Total	$98,398

The accounting treatment, due to the reduction in retained earnings of $56,276,000, had the effect of moving the Company’s retained earnings, at the date of the transaction, into a deficit position. At December 31, 2002, the Company had retained earnings of $15,721,000.

11. Shareholders’ Equity

On March 21, 2002, the Company’s shareholders approved a two-for-one split of the Company’s common shares. The record date for the split was May 22, 2002. Accordingly, all references in the consolidated financial statements with respect to shares, stock options and per share amounts have been restated to retroactively reflect the split.

(a)  Authorized

The authorized share capital of the Company consists of an unlimited number of common shares.

(b)  Shareholder Rights Plan

The Company has a Shareholder Rights Plan (the “Plan”) designed to encourage the fair treatment of shareholders in connection with any take-over offer for the Company. Rights issued under the Plan become exercisable when a person, and any related parties, acquires or announces its intention to acquire 20% or more of the Company’s outstanding common shares without complying with certain provisions set out in the Plan or without approval of the Board of Directors of the Company. Should such an acquisition or announcement occur, each rights holder, other than the acquiring person and related parties, will have the right to purchase in accordance with the Plan common shares of the Company at a 50% discount to the market price at that time. The Plan will expire at the close of business on the date of the Company’s annual meeting of shareholders held in the year 2004, unless the Plan is reconfirmed by shareholders at the meeting or unless the Plan is terminated earlier in accordance with its terms.

(c)  Equity Issue

On April 30, 2002, the Company issued 8,000,000 Units at a price of US$18.00 per Unit, for net proceeds of $137,740,000. Costs of issue totaling $6,260,000 have been reduced by the future income tax benefit of $2,587,000. Each Unit (on a post split basis) consisted of two common shares (valued at US$8.25 per share) and one-half of one share purchase warrant (valued at US$1.50 per half warrant). One full share purchase warrant entitles the holder to purchase two common shares at a total price of US$25.00 (US$12.50 per share) for a period of up to five years from the closing date of April 30, 2002.

In addition to the warrants issued April 30, 2002, the Company has 3,000,000 share purchase warrants outstanding, each of which entitles the holder to acquire two common shares, at any time on or before May 13, 2009, at a total price of C$20.00 (C$10.00 per share).

(d)  Note Receivable from Officer

In April 2002, a note receivable owed to Goldcorp from an officer of the Company was repaid, with accrued interest, in full. On April 3, 2000, the officer of the Company exercised stock options for 1,400,000 common shares. The Company agreed to loan the officer the exercise price for the common shares, $2,413,000, which was evidenced by a promissory note secured by the common shares. The initial term of the promissory note was one-year with interest charged at a rate of prime plus one percent and the note was subsequently extended for an additional year.

(e)  Flow-Through Shares

In December 2000, the Company issued 800,000 flow-through common shares for net proceeds of $2,948,000. Resource expenditure deductions for income tax purposes related to exploration and development activities funded by flow-through share arrangements are renounced to investors in accordance with Canadian income tax legislation. These expenditures, made in 2001, result in temporary taxable differences created by the renunciation, with a corresponding reduction in share capital.

(f)  Changes in Capital Stock

	2002		2001		2000

	Shares	Amount	Shares	Amount	Shares	Amount

	(000's)		(000's)		(000's)
Common Shares
Outstanding at beginning of year	165,091	$201,188	163,178	$197,724	—	$—
Issued pursuant to public offering, net	16,000	128,327	—	—	—	—
Issued on amalgamation with CSA (note 9)	—	—	—	—	162,256	194,444
Issue of flow-through shares	—	—	—	—	800	2,948
Renunciation of tax deductions on flow-through shares	—	—	—	(1,281)	—	—
Exercise of stock options	1,299	3,223	1,913	4,745	122	332

Outstanding at end of year	182,390	$332,738	165,091	$201,188	163,178	$197,724

Warrants on Common Shares
Outstanding at beginning of year	3,000	$4,110	3,000	$4,110	—	$—
Issued pursuant to public offering, net	4,000	12,000	—	—	—	—
Issued on amalgamation with CSA	—	—	—	—	3,000	4,110

Outstanding at end of year	7,000	$16,110	3,000	$4,110	3,000	$4,110

Class A Shares
Outstanding at beginning of year					145,406	$114,022
Exercise of stock options					1,700	3,055
Cancelled on amalgamation with CSA					(147,106)	(117,077)

Outstanding at end of year					—	$—

Class B Shares
Outstanding at beginning of year					10,666	$15,777
Cancelled on amalgamation with CSA					(10,666)	(15,777)

Outstanding at end of year					—	$—

Warrants on Class A Shares
Outstanding at beginning of year					3,000	$4,110
Cancelled on amalgamation with CSA					(3,000)	(4,110)

Outstanding at end of year					—	$—

Total capital stock		$348,848		$205,298		$201,834

(g)  Stock Option Plan

Under the Company’s stock option plan, the Board of Directors may, at its discretion, grant options to purchase common shares, which vest over three years and are exercisable over a period of a maximum of ten years, to directors, officers, employees or consultants of the Company or its affiliates. Stock appreciation rights may also be granted. All current options expire on or before September 4, 2012. The maximum number of shares that the Company is currently authorized to issue under the plan, subsequent to December 31, 2002, is 14,665,000 shares.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (in United States dollars, tabular amounts in thousands)

	Options			Average Exercise Price

	(000's)			(C$ per share)
	2002	2001	2000	2002	2001	2000

Outstanding at beginning of year	8,569	10,150	7,162	$4.19	$3.98	$4.24
Granted	3,687	550	3,297	12.26	6.57	3.53
Issued on amalgamation with CSA	—	—	1,649	—	—	2.40
Exercised	(1,299)	(1,913)	(1,822)	(3.91)	(3.84)	(2.74)
Cancelled/Expired	(67)	(218)	(136)	(9.74)	(3.78)	(3.85)

Outstanding at end of year	10,890	8,569	10,150	$6.92	$4.19	$3.98

				Options currently
	Options outstanding			exercisable

			Weighted
		Weighted	average		Weighted
		average	remaining		average
Range of	Number	exercise	term of	Number	exercise
exercise price (C$)	outstanding	price (C$)	options	exercisable	price (C$)

	(000's)		(years)	(000's)
$2.04 to $3.95	4,938	$3.28	6.40	4,135	$3.29
$4.40 to $8.47	2,306	6.28	4.77	1,730	6.43
$11.40 to $13.30	3,631	12.24	9.25	—	—
$16.75 to $18.10	15	17.65	9.52	—	—

$2.04 to $18.10	10,890	$6.92	7.01	5,865	$4.21

(h)  Cumulative Translation Adjustment

The change in the cumulative translation adjustment represents the net unrealized foreign exchange loss on translation of the Canadian dollar accounts of the Canadian operations to US dollars for reporting purposes.

(i)  Retained Earnings Deficit

Effective December 31, 1997, pursuant to a directors’ resolution, the accumulated retained earnings deficit of $70,573,000 was eliminated by an offsetting reduction in contributed surplus.

12. Income and Mining Taxes

(a)  Earnings (Loss) Before Taxes

Earnings (loss) before taxes by tax jurisdiction is comprised of the following:

	2002	2001	2000

Canada	$107,005	$78,345	$(14,554)
United States	(2,238)	2,632	(10,776)

Total	$104,767	$80,977	$(25,330)

(b)  Provision for Income and Mining Taxes

The Company is subject to income and mining taxes in both Canada and the United States. No Canadian mining taxes were currently payable in 2001 and 2000. The provision for (recovery of) income and mining taxes is as follows:

	2002	2001	2000

Income and mining taxes (recovery)
Current
Canada	$34,426	$924	$181
United States	—	(325)	250
Future
Canada	4,698	27,558	(6,435)
United States	—	—	—

Income and mining tax provision (recovery)	$39,124	$28,157	$(6,004)

Income and mining taxes paid	$1,564	$807	$1,165

The provision for (recovery of) income and mining taxes differs from the amount that would have resulted by applying Canadian federal and weighted average provincial statutory income tax rates of approximately 41% (2001 - 42%; 2000 - 45%) to earnings as described in the table below:

	2002	2001	2000

Income taxes
Income tax provision (recovery) calculated using statutory tax rates	$42,954	$34,010	$(11,399)
Non-taxable portion of realized capital gains	(3,032)	(181)	(579)
Losses not recognized for tax purposes	762	—	—
Resource allowance	(10,312)	(9,172)	(861)
Excess percentage depletion	—	(550)	(387)
Write-down of investments not recognized	—	(86)	861
Foreign earnings subject to different tax rates	156	(211)	1,194
Write-down of mining interests	—	—	5,270
Provincial mining taxes	9,591	9,641	—
Settlement of prior years’ taxes	—	(2,139)	—
Realization of tax asset not previously recognized	(1,045)	—	—
Drawdown of alternative minimum tax carry forward not previously recognized	—	—	(500)
Reduction in valuation allowance	(98)	(1,158)	—
Reduction in corporate income tax rates	—	(2,648)	71
Other	148	651	326

Consolidated income and mining tax provision (recovery)	$39,124	$28,157	$(6,004)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (in United States dollars, tabular amounts in thousands)

(c)  Future Tax Balances

The tax effects of temporary differences that give rise to future income tax assets and future income tax liabilities at December 31, 2002 and 2001 are as follows:

	2002	2001

Canada:
Future tax liabilities - current:
Cash and short-term investments	$—	$136
Gold bullion	884	—
Inventories	479	—
Future tax liabilities - long-term:
Mining interests	39,542	37,516

	40,905	37,652
Future tax assets - current:
Marketable securities	460	200
Accounts payable and accrued liabilities	498	834
Future tax assets - long-term:
Mining interests	3,808	4,604
Provision for reclamation and closure costs	286	—
Non capital loss carry forwards	326	1,470
Investment tax credit carry forward	—	336
Cumulative eligible capital balance	980	1,030
Share issue costs	2,142	357

	8,500	8,831
Valuation allowance	(4,134)	(5,039)

	4,366	3,792

Total Canada	$36,539	$33,860

United States:
Future tax liability - current:
Inventories	$322	$25
Future tax liability - long-term:
Mining interests	183	222

	505	247
Future tax assets - current:
Accounts payable and accrued liabilities	537	488
Future tax assets - long term:
Net operating loss carry forwards	1,373	1,613
Mining interests	—	—
Alternative minimum tax credit carry forwards	6,083	6,322

	7,993	8,423
Valuation allowance	(7,488)	(8,176)

	505	247
Total United States	$—	$—

Total net future tax liability	$36,539	$33,860

The tax effect of the temporary differences described above are reflect on the balance sheet as follows:

Future income and mining tax liability - current	$405	$—
Future income and mining tax liability - long-term	36,134	34,758
Future income and mining tax asset - current	—	898
Future income and mining tax asset - long-term	—	—

	$36,539	$33,860

(d)  Tax Loss Carry Forwards

Subsidiaries of the Company have non capital loss carry forwards of approximately $801,000 available for Canadian income tax purposes in certain circumstances to reduce taxable income. These losses expire from 2003 to 2009. The benefit of these tax loss carry forwards has not been recognized for accounting purposes.

A subsidiary of the Company has net operating loss carry forwards of approximately $4,040,000 available for United States income tax purposes to reduce taxable income. These losses expire from 2021 to 2022. The benefit of these tax loss carry forwards has not been recognized for accounting purposes.

13. Earnings (Loss) per Share

The following table sets forth the computation of diluted earnings per share:

	2002	2001	2000

Numerator:
Earnings (loss) available to common shareholders	$65,643	$52,820	$(19,326)

Denominator (shares in thousands):
Weighted average shares outstanding	176,654	164,296	158,158
Effect of dilutive securities:
Employee stock options and warrants	7,592	3,673	—

Adjusted weighted average shares and assumed conversions	184,246	167,969	158,158

Basic earnings (loss) per share	$0.37	$0.32	$(0.12)

Diluted earnings (loss) per share	$0.36	$0.31	$(0.12)

The following lists the stock options and warrants excluded from the computation of diluted earnings per share because the exercise prices exceeded the average fair market value of the common shares for the year:

	2002	2001	2000

Stock options and warrants (shares in thousands)	5,392	6,148	7,602

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (in United States dollars, tabular amounts in thousands)

14. Segmented Information

The Company has two reportable industry segments: gold mining in Canada and the United States and industrial minerals mining and processing in Canada. The Company’s northern Ontario and the Wharf Mine located in South Dakota. The industrial mineral operation, Saskatchewan Minerals, is located in Saskatchewan and produces sodium sulphate primarily for the detergent industry. Revenues from gold operations are attributed based on the location of the operation and revenues from industrial mineral operations are based on the location of the customer.

	2002	2001	2000

Gold
Revenues:
Canada	$144,856	$129,586	$22,938
United States	26,352	27,724	26,260

	171,208	157,310	49,198
Depreciation, depletion and reclamation	21,325	20,311	7,083
Write-down of mining interests	—	—	14,315
Operating income (loss) before taxes	93,483	81,748	(16,935)
Total assets	165,775	150,231	145,194
Expenditures for mining interests	26,358	18,991	38,084
Industrial Minerals
Revenues:
Canada	$8,372	$7,680	$8,644
United States	5,614	5,355	11,880

	13,986	13,035	20,524
Depreciation, depletion and reclamation	238	241	552
Write-down of mining interest	—	—	6,396
Operating income (loss) before taxes	2,694	2,192	(4,798)
Total assets	5,211	5,030	6,013
Expenditures for mining interests	477	68	405
Total
Revenues:
Canada	$153,228	$137,266	$31,581
United States	31,966	33,079	38,140

	185,194	170,345	69,722
Depreciation, depletion and reclamation	21,563	20,552	7,635
Write-down of mining interests	—	—	20,711
Operating income (loss) before taxes	96,177	83,940	(21,733)
Total assets	170,986	155,261	151,207
Expenditures for mining interests	26,835	19,059	39,489

Reconciliation of Reportable Segment Items

	2002	2001	2000

Operating income (loss) from reportable segments before taxes	$96,177	$83,940	$(21,733)
Gain (loss) on marketable securities	14,792	(645)	(649)
Interest and other income	4,021	1,824	2,273
Gain (loss) on foreign currency	(933)	1,007	—
Corporate expenses	(9,290)	(5,149)	(5,221)

Earnings (loss) before taxes	$104,767	$80,977	$(25,330)

Total assets from reportable segments	$170,986	$155,261	$151,207
Marketable securities	5,923	5,942	3,879
Corporate and other	280,609	65,202	14,736

Total assets	$457,518	$226,405	$169,822

15. Change in Non-Cash Operating Working Capital

	2002	2001	2000

Decrease (increase) in current assets:
Gold bullion	$(6,940)	$(2,878)	$(452)
Accounts receivable	(113)	1,361	916
Income taxes receivable	—	—	1,079
Inventories	1,327	(1,095)	(4,175)
Prepaid expenses	(221)	(95)	(253)
Increase (decrease) in current liabilities:
Accounts payable	2,692	1,125	(893)
Accrued liabilities	385	(4,295)	6,104
Taxes payable	34,474	859	2,337

	$31,604	$(5,018)	$4,663

16. Fair Value of Financial Instruments

At December 31, 2002 and 2001, the carrying amounts of cash and short-term investments, accounts receivable, accounts payable and accrued liabilities approximate their fair values due to their short term nature. Goldcorp had no outstanding derivative financial instruments related to future gold production at December 31, 2002 and 2001.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS(in United States dollars, tabular amounts in thousands)

17. Reconciliation to United States Generally Accepted Accounting Principles

Reconciliation of earnings (loss) determined in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”) to earnings (loss) determined under accounting principles which are generally accepted in the United States (“United States GAAP”) is as follows:

	2002	2001	2000

Earnings (loss) for the year, as reported	$65,643	$52,820	$(19,326)
Realization of cumulative translation adjustment (a)	—	(531)	—
Renunciation of tax deductions on flow-through shares (b)	—	(1,281)	—

Earnings (loss) for the year in accordance with United States accounting principles	65,643	51,008	(19,326)

Unrealized gains on securities, net of reclassification adjustment (c)	3,851	—	—
Cumulative translation adjustment	383	(8,465)	(4,839)

Comprehensive income (loss) for the year in accordance with United States accounting principles	$69,877	$42,543	$(24,165)

Earnings (loss) per share in accordance with United States accounting principles
Basic	$0.37	$0.31	$(0.12)

Diluted	$0.36	$0.30	$(0.12)

Differences between Canadian and United States accounting principles, as they affect the Company’s financial statements, are as follows:

(a)	Under United States accounting principles a proportionate amount of the cumulative translation adjustment account is not recognized in earnings when there is a reduction in the Company’s net investment in a subsidiary as a result of dividend distributions.

(b)	Under United States accounting principles, the renunciation of tax deductions to holders of flow-through shares is treated as a future tax expense rather than as a cost of issuing equity as required by Canadian accounting principles.

(c)	Under United States accounting principles (FAS 115), the Company’s investments in securities would be classified as available-for-sale securities and carried at fair value. The unrealized holding gains at December 31, 2002 on available-for-sale securities are not recognized under Canadian accounting principles, but are recognized under United States accounting principles as a component of comprehensive income and reported as a net amount in a separate component of shareholders’ equity until realized.

(d)	United States accounting principles do not allow for the use of contributed surplus to eliminate a deficit.

(e)	Shareholders’ equity determined in accordance with Canadian GAAP is reconciled to shareholders’ equity in accordance with United States GAAP as follows:

As at December 31,	2002	2001	2000

Capital stock
In accordance with Canadian GAAP	$348,848	$205,298	$201,834
Renunciation of tax deductions on flow-through shares (c)	1,281	1,281	—

In accordance with United States GAAP	350,129	206,579	201,834

Note receivable for capital stock
Canadian and United States GAAP	—	(2,413)	(2,413)

ACCUMULATED OTHER COMPREHENSIVE INCOME
Cumulative translation adjustment
In accordance with Canadian GAAP	(14,627)	(15,010)	(6,014)
Realization of cumulative translation adjustment (a)	3,371	3,371	2,840

In accordance with United States GAAP	(11,256)	(11,639)	(3,174)

Unrealized gain on available-for-sale securities
In accordance with Canadian GAAP	—	—	—
Unrealized holding gains arising during the year	18,643	—	—
Reclassification adjustments for gains recorded in earnings (c)	(14,792)	—	—

In accordance with United States GAAP	3,851	—	—

Total Accumulated Other Comprehensive Income	(7,405)	(11,639)	(3,174)

Contributed surplus
In accordance with Canadian GAAP	—	—	—
Elimination of deficit with offsetting reduction to contributed surplus (d)	70,573	70,573	70,573
Adjusted reduction to contributed surplus resulting from the amalgamation with CSA	(56,276)	(56,276)	(56,276)

In accordance with United States GAAP	14,297	14,297	14,297

Retained earnings (deficit)
In accordance with Canadian GAAP	15,721	(30,323)	(66,859)
Realization of cumulative translation adjustment (a)	(3,371)	(3,371)	(2,840)
Elimination of deficit with offsetting reduction to contributed surplus (d)	(70,573)	(70,573)	(70,573)
Adjusted reduction to contributed surplus resulting from the amalgamation with CSA	56,276	56,276	56,276
Renunciation of tax deductions (c) on flow-through shares	(1,281)	(1,281)	—

In accordance with United States GAAP	(3,228)	(49,272)	(83,996)

Shareholders’ equity
In accordance with Canadian GAAP	$349,942	$157,552	$126,548

In accordance with United States GAAP	$353,793	$157,552	$126,548

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS(in United States dollars, tabular amounts in thousands)

(f)  Stock options

Beginning in 1996, United States accounting principles allow, but do not require companies to record compensation cost for stock option plans at fair value. The Company has chosen to continue to account for employee stock options using the intrinsic value method as permitted under United States accounting principles. The United States accounting pronouncement does, however, require the disclosure of pro forma earnings and earnings per share information as if the Company had accounted for its employee stock options issued in 1995 and subsequent years under the fair value method. Accordingly, the fair value of these options has been estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions for 2002, 2001 and 2000, respectively: risk-free interest rates of 4%, 5% and 6%; dividend yields of 1%, 0% and 0%; volatility factors of the expected market price of the Company’s common stock of 40%, 48% and 47%; and a weighted average expected life of the options of 5 years, 3 years and 2 years.

The weighted average grant date fair values of options issued in 2002, 2001 and 2000 were C$4.84, C$2.56 and C$1.15, respectively. For purposes of pro forma disclosures, the estimated fair value of the options is expensed over the options’ vesting period, which is 3 years. The following are the company’s pro forma earnings (loss) in accordance with United States accounting principles:

	2002	2001	2000

Earnings (loss) for the year	$59,823	$49,146	$(21,457)

Earnings (loss) per share
Basic	$0.34	$0.30	$(0.14)

Diluted	$0.32	$0.29	$(0.14)

(g)  Impact of Recent United States Accounting Pronouncements

Recently issued United States accounting pronouncements have been outlined below. Goldcorp believes the U.S Financial Accounting Standards Board (FASB) interpretations No. 45 and 46 will not affect the Company. The impact of SFAS No. 43 “Accounting for Asset Retirement Obligations” (FAS 143) has yet to be determined by the Company.

Accounting for Guarantees

In November 2002, the FASB issued Interpretation No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others” which requires guarantees to be recorded and certain disclosures to be made by a guarantor in its financial statements. The Company does not believe it will be affected by this pronouncement because it has no guarantees.

Accounting for Variable Interest Entities

In January 2003, the FASB issued Interpretation No. 46 “Consolidation of Variable Interest Entities”. This standard will require that certain entities (referred to as “variable interests entities”) will have to be consolidated in the future. The Company does not believe it will be affected by this pronouncement because it has no variable interest entities.

Accounting for Reclamation Liabilities

As applied to the Company, FAS 143 addresses the accounting for obligations associated with the reclamation of Goldcorp’s mining interests. FAS 143 requires the Company to record the full amount of its reclamation liability. The liability is added to mining interests and this additional carrying amount is depreciated over the life of the mine. The Company is required and plans to adopt the provisions of FAS 143 for the year ending December 31, 2003. The Company has not yet determined the impact of adopting this Statement.